Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP AND MEDICITY, INC. PARTNER TO OFFER
SECURE WEB-BASED COMPUTER PORTALS

“Hospital Portal System Now Includes Clinical Laboratory Component”

Burlington, NC, February 1, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced an exclusive service relationship with Medicity, Inc., a leading provider of web-based secure clinical computer applications, to offer on-demand lab test ordering and results as part of Medicity’s hospital portal product. Hospital portals enable clinicians and physicians to access and interact with multiple, unrelated hospital information systems through a single, secure, web-based application.

Through this collaboration, hospital personnel and physicians can now order lab tests and retrieve clinical information directly from LabCorp via a secure portal designed to work with a hospital’s existing information systems. This convenient internet-based application provides efficient access to clinical information from multiple hospital sources in a single view. The system helps to improve hospital workflow with features like digital signatures, document management and clinical messaging. With the assistance of this state-of-the-art hospital portal, physicians, nurses, and technicians can make important decisions regarding patient care with the benefit of the most current clinical information readily available.

“Providing effective technology solutions that can easily work with applications like electronic medical record (EMR) software is central to LabCorp’s connectivity strategy,” said LabCorp Executive Vice President for Sales and Marketing, Bill Haas. “Our collaboration with Medicity will benefit hospital clients by reducing administrative errors, expediting billing functions, and providing new options for interfacing the hospital with physician EMR applications. We are extremely pleased to be expanding our relationship with Medicity and expect many hospital clients to take advantage of this new offering.”

“The opportunity LabCorp has given their hospital clients to aggregate clinical data for the benefit of their staff physicians through the use of a Hospital Portal will improve patient care and lower the cost of care,” comments Kipp Lassetter, M.D., Chief Executive Office, Medicity, Inc. “Lab data is the ‘anchor’ tenant to a hospital’s physician portal strategy; Medicity is proud to be working with LabCorp to provide this important service to LabCorp hospital clients.”

About Medicity
Medicity, Inc. is the premier provider of web- and web-service-based secure clinical applications serving over 125 hospitals and large provider organizations. Its clinical application suite—delivered through a secure, enterprise physician portal infrastructure—includes a master patient index, an interface manager, a clinical patient repository, a unified viewer, clinical messaging, digital signature, ambulatory ordering, and inpatient ordering. Medicity creates software that will improve the quality and safety of patient care. For more information about Medicity, contact 801.322.4444 or visit www.medicity.com.

About LabCorp
Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at www.LabCorp.com. Additional information about DIANON Systems, Inc. can be found at www.DIANON.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.